Exhibit 99.1

FOR IMMEDIATE RELEASE:

TRUEBLUE APPOINTS SAMBATARO CHAIRMAN OF THE BOARD

Tacoma, WA – Sept. 24, 2008 - TrueBlue Inc. (NYSE: TBI) has appointed Joe Sambataro, 58, to serve as chairman of the board effective Sept. 23, 2008. Sambataro, a member of the board since 2000, was the company’s CEO from 2001 until 2006. He joined the company in 1997 and served as CFO until 2001 prior to being named CEO.

Robert Sullivan, 78, has served as chairman of the board since 2000 and as a director since 1994 and will continue to serve as a director.

During Sullivan’s tenure as chairman, the company has experienced significant growth and several positive changes. Under his leadership, the company has become a leading provider of blue-collar staffing, operating the brands Labor Ready, Spartan Staffing, PMI, CLP Resources, PlaneTechs, and TLC Drivers.  Revenue for the company in 2007 was $1.4 billion.

TrueBlue CEO Steve Cooper expressed his appreciation for Sullivan’s valuable service to the organization.

“I am extremely grateful for the many years of service Bob has given to both our board and our shareholders,” said Cooper. “His commitment and contribution as chairman of the board has been a crucial factor in the company’s success.”

“We have strong leadership in executive management and the board of directors in place that has effectively brought the company to its current level of accomplishment,” Sullivan said.  “I will always feel that I am a part of TrueBlue. It is a dynamic and important part of my business life, and I am pleased to stay on as a member of the board.”

“Executive management and the board of directors have worked together to create a strong company that is well-positioned for this transition,” said Sambataro. “TrueBlue has a strong management team throughout the company and possesses the capital to ensure its continued success as the leading provider of blue-collar staffing.”

In addition to appointing Sambataro chairman, the board appointed current board member Keith Grinstein, 48, to the newly-established role of lead independent director. As lead independent director, Grinstein will preside during executive sessions and any other meetings of independent directors, represent the independent directors in meetings with shareholders, and act as a liaison between the independent directors and chairman of the board.

“Grinstein’s appointment as our lead independent director reflects our ongoing commitment to maintaining high standards of corporate governance while growing and protecting shareholder value,” said Sambataro.  Grinstein has served as an independent board member of TrueBlue since 2004.  He is also chairman of the company’s Audit Committee and a member of the Governance Committee.

About TrueBlue

TrueBlue (NYSE: TBI) is the leading provider of blue-collar staffing with revenue of approximately $1.4 billion. Each year, TrueBlue connects approximately 600,000 people to work through the following brands: Labor Ready, PMI, Spartan Staffing, CLP Resources, PlaneTechs, and TLC Drivers. Headquartered in Tacoma, Wash., TrueBlue serves more than 300,000 small to mid-sized businesses in the construction, warehousing, hospitality, landscaping, transportation, light manufacturing, retail, wholesale, facilities, sanitation, and aviation industries. For more information, visit TrueBlue’s website at www.TrueBlueInc.com

Contacts

Stacey Burke, VP of Corporate Communications

253-680-8291